UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2015 (July 14, 2015)

WABCO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33332	20-8481962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Chaussee de la Hulpe 166, 1170 Brussels, Belgium 2770 Research Drive, Rochester Hills, MI	48309-3511
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: 32-2-663-9-800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On July 14, 2015, Kenneth J. Martin delivered a letter to the Board of Directors (the “Board”) of WABCO Holdings Inc. (the “Company”) notifying the Board of his intention to retire from the Board, effective October 1, 2015.

(d) On July 20, 2015, the Board increased the size of the Board from nine (9) to ten (10) directors and appointed Henry R. Keizer to the Board to fill the vacancy resulting from such increase, effective immediately. Mr. Keizer will be a Class III director on the Company’s classified Board and will serve as a member of the Audit Committee of the Board, effective immediately, and as Chair of the Audit Committee, effective October 1, 2015. The Class III directors will be up for re-election at the Company’s 2016 annual shareholders’ meeting. Mr. Keizer will be entitled to all of the elements of the Company’s current compensation program for non-management directors, which includes an annual retainer of $155,000, of which $65,000 is paid in cash on a quarterly basis and the remaining $90,000 is paid in the form of deferred stock units. Mr. Keizer will receive an additional annual cash retainer of $15,000 for serving as the Audit Committee Chair, effective October 1, 2015. In addition, as with all newly-elected non-management directors, Mr. Keizer will be entitled to receive an initial grant of deferred stock units equivalent in value to $50,000 based on the closing price of the Company’s common stock on July 17, 2015.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished as part of this Report to the extent described in Item 5.02.

Exhibit No.	Description of Document

99.1	Press Release dated July 20, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2015	WABCO HOLDINGS INC.

	By:	/S/ LISA BROWN
	Name:	Lisa Brown
	Title:	Vice President, Legal and Secretary

Exhibit Index

Exhibit No.	Description of Document

99.1	Press Release dated July 20, 2015